EXHIBIT (d)(vii)

                     Option Agreement with Israeli employees

                                  LUMENIS LTD.

                                OPTION AGREEMENT

                                     BETWEEN

LUMENIS LTD., an Israeli company with offices at Yokneam Industrial Park, P.O. Box 240, Yokneam 20692, Israel (the "Company").

                                       AND

___________________________________, An individual whose address is
_________________________________________________________ (the "Optionee").

                               W I T N E S S E T H

WHEREAS, the Company desires to provide the Optionee an opportunity to purchase shares of the Company's Ordinary Shares, par value NIS 0.10 per share (the "Shares"), as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1. Grant of Option. The Company has granted to the Optionee as of mm/dd/yyyy, (the "Grant Date") a stock option (the "Option") to purchase all or any part of an aggregate of ________ #### Shares (subject to adjustment as provided in Paragraph 8) on the terms and conditions hereinafter set forth and subject to the Company's Israel 2003 Share Option Plan (the "Plan") the terms of which are incorporated herein by reference. Terms used herein and not otherwise defined shall have the meaning assigned to them in the Plan.

2.    The Option. The Options will qualify for the special tax treatment under section 102(b)(2) of the Israeli Tax Ordinance (New Version), 5721-1961, as amended, and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 5763-2003 (the "Rules"). This special tax treatment requires meeting some requirements including, but not limited to: New Options should be held for the benefit of the Optionee for a period of not less than two years (24 months) from the end of the tax year in which the Options were granted.

3. Purchase Price. The purchase price of the Shares issuable upon exercise of the Option (the "Option Price") shall be $ _#.## per Share. Payment shall be made by wire transfer or by certified check in the manner prescribed in Paragraph 9 hereof.

4. Term of Option. The term of the Option shall be for a period of _____ (__) years from the date hereof (the "Termination Date"), subject to earlier termination as provided in paragraph 7.

5. Vesting Period. The Optionee's rights to purchase the Shares shall vest in four equal semi-annual installments, each with respect to 1/4 of the shares during a two-year period occurring on the ## day of month, month, year, year, respectively.

6. Limitations and Restrictions on Options and Ordinary Shares. The Option shall not be transferable otherwise than by will or the laws of descent and the Option may be exercised, during the lifetime of the Optionee, only by him or by his legal representative. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above),

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      pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect; provided, however, that if the Optionee shall die, his estate, personal representative, or beneficiary shall have the right to exercise the Option.

7.    Termination of Option.

      7.1. No option shall be exercisable after the Termination Date subject to this Paragraph 7.

      7.2. If the Optionee ceases to be employed by the Company as a result of his disability within the meaning of any applicable laws, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, remain exercisable for a period not extending beyond 12 months after the date of cessation of employment to the extent exercisable at the time of cessation of employment;

      7.3. If the Optionee ceases to be employed by the Company as a result of his dismissal for cause, as determined by the Board of Directors or the Committee (as defined in the Plan) in their sole discretion ("dismissal for cause"), Options not exercised as of the date of cessation of employment shall expire and terminate immediately, whether or not all or any portion is then exercisable;

      7.4. If the Optionee ceases to be employed by the Company as a result of his dismissal without cause or his retirement with the consent of the Company or his resignation for no cause, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him until 90 days following his cessation of employment;

      7.5. If the Optionee shall die while employed by the Company, any Options that are exercisable by him at the time he dies, and only to the extent such Options are exercisable as of such time, remain exercisable for a period not extending beyond 12 months from date of death, by the person or persons to whom the Optionee's rights under the Option pass by will or by applicable laws of descent and distribution;

      7.6. Any portion of an Option, which is unexercised under the terms of this Section ?7 on the Termination Date or earlier as set forth above shall expire immediately. For purposes of this Section 7 the term "cessation of employment," in relation to exercisable options, shall be defined as the day on which the employee-employer relationship ends.

8. Adjustment for Recapitalization, Reorganization, Merger, Etc. The number of Shares covered by each Option and the Option Price of each Option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of the Company resulting from a stock split or other subdivision or consolidation of shares or payments of stock dividends or distributions or other increases or decreases in the number of outstanding shares effected without receipt of consideration by the Company or in the event of any other extraordinary transaction, as permitted under the Plan. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board of Directors or the Committee in its sole discretion.

9. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice of exercise ("Notice of Exercise") in the form prescribed by the Company, to the Company at its principal office at Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel, attention Chief Financial Officer and/or to the Compensation and Benefits Manager. Such Notice of Exercise shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such Shares by wire transfer or by certified check.

      Within thirty (30) days of receipt of Notice of Exercise, the Company shall issue shares, in the name of the person or persons exercising the Option (and in the case of 102 Options, in the name of the


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      Trustee), and deliver a certificate or certificates to the persons, representing such shares as soon as practicable after notice and payment shall be received.

      Except otherwise provided herein, the Option may not be exercised unless, at the time the Option is exercised and at all times from the Grant Date, the Optionee shall then be and shall have been, an employee of the Company.

      The Optionee shall be solely liable for all taxes and other fees resulting from the grant and/or exercise of options granted under this Agreement and disposition of shares acquired pursuant to the exercise of an Option, provided, however, that the Company may, in its discretion, require that the Optionee pay at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold Israeli or any other country tax or in which the Company deems necessary to satisfy its obligation to withhold federal, state, or local income or other taxes incurred by reason of the exercise or the transfer of Shares thereupon.

      In the event any person or persons other than the Optionee shall exercise the Option, such Notice of Exercise shall be accompanied by appropriate proof, to the Company's full satisfaction, of the right of such person or persons to exercise the Option.

      The Optionee shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him and such Optionee becomes the holder of record of such Shares.

      By executing this Agreement the Optionee agrees to the terms of any Trust Agreement to be executed by the Company on behalf of the Optionee under the terms of the Plan including customary indemnification and remuneration provisions.

10. Restrictions on Issuance and Delivery of Shares. The exercise of the Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

11. Restrictions on Transfer of Shares. All certificates representing any Shares purchased pursuant to this Agreement may bear restrictive legends restricting the transfer of the shares as shall be specified in the Notice of Exercise or otherwise required by or necessary in order to comply with any applicable law.

12. Employment Rights. Neither the Plan nor the terms under this Agreement shall impose any obligation on the Company to continue the Optionee in its employ or shall restrict the right of the Company to terminate such employment at any time.

13. Compliance with the Law. The Company shall pay all stamp duty taxes, if any, with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto. Nevertheless, the Company shall not be liable for the non-issuance or non-transfer or any delay in issuance or transfer of any Ordinary Shares issuable or transferred, as the case may be, upon the exercise of any Options granted under the Plan which results from the inability of the Company to obtain all requisite authority to issue or transfer the Ordinary Shares upon their exercise under the Plan, if counsel for the Company deems such authority necessary for lawful issuance or transfer.

14. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office at Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel, attention Chief Financial Officer and/or Compensation and Benefits Manager. Each notice to the Optionee or other


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      person or persons then entitled to exercise the Option shall be addressed to the Optionee at the address specified herein or such other person or persons at the Optionee's last known address.

15. Interpretation. The interpretation and construction of any terms or conditions of this Agreement or other matters related thereto by the Board of Directors or the Committee shall be final and conclusive.

16. Enforceability. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.

17. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel, subject to all applicable laws, rules, and regulations whether of the State of Israel or any other State having jurisdiction over the Company and the Optionee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has hereunto set his hand all as of the day and year first above written.


      LUMENIS LTD.                      OPTIONEE:


By:   _____________________________


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